Unofficial English Translation of a French Document

UNSECURED CREDIT AGREEMENT

BETWEEN

The S.A. (limited liability company) Wallonne de Financement à l’Exportation et de l’Internationalisation des Entreprises Wallonnes, abbreviated as "SOFINEX," incorporated by authentic act of September 18, 2003 published in the A.M.B. of September 30, 2003 under number 100737, with headquarters located at 4000 LIEGE, Avenue Maurice Destenay, 13 (ECB no. 860.662.588) and acting in the name and on behalf of SOWALFIN, which itself is on a delegated assignment for the WALLOON REGION,

Represented here by Ms. Anne Vereecke and Mr. Bernard Liebin, Director and Managing Director respectively,

Hereinafter referred to as SOFINEX,

Party of the first part,

AND

The SPRL BELGIAN VOLITION with corporate headquarters located at 5032 ISNES, RUE PHOCAS LEJEUNE, 22 registered at Banque Centrale Carrefour, under BCE number 0891006861

Represented here in accordance with the Statutes by:

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-

And VOLITIONRX LIMITED, with corporate headquarters located at 228208 Singapore – Scotts Road #24-05 Shaw Centre

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-

Jointly and severally

Hereinafter referred to as the "Borrowers",

Party of the second part,

The parties of the second part are committed jointly and severally with regard to the common interests that they share, namely the successful fulfillment projects developed by BELGIAN VOLITION SPRL and VOLITIONRX LIMITED and their beneficial effects on the growth of their businesses.

THE PARTIES AGREE AS FOLLOWS:

CHAPTER I - CREDIT TERMS AND CONDITIONS

Section 1. Credit Terms and Conditions

1.01Amount

Subject to the performance of the conditions precedent provided for in section 3 below, SOFINEX provides Borrowers who accept credit in the amount of EUR 1,000,000.00 (one million euros).

1.02Term

This credit is granted for a period of 7 years, including a grace period of 2 years.

1.03Withdrawal period and release of funds

The credit withdrawal period begins upon signing of this Agreement and will expire on 06/30/2019.

SOFINEX will release funds in the amount of €250,000 per six month period, alternately with a contribution on own group funds in advance of an identical amount.

SOFINEX will release the funds as provided above, subject to compliance with the terms of this Agreement and in particular with the conditions precedent set out in section 3 of this Agreement, on the account that will be communicated by the Borrowers in the withdrawal request letter.

Said withdrawal request will be sent by letter, fax or email to SOFINEX, at least 3 working days before the day requested for the withdrawal.

Any withdrawal must constitute at least 10% (ten percent) of the credit amount and at least EUR 10,000.- (ten thousand euros).

If on the date of 06/30/2019, the entirety of the credit has not been debited, for any reason whatsoever, SOFINEX is released from any obligation of payment of the remaining balance due, the right to the credit is thus limited to the amounts actually withdrawn.

1.04Interest rates

The interest rate of the credit is fixed at 4.50 % per year.

1.05Interest

Until the end of the quarter of the last withdrawal date, interest on the amounts withdrawn is calculated quarterly by SOFINEX. The interest must be paid by the Borrowers, at the end of each calendar quarter.

At the expiration of the withdrawal period, interest is payable quarterly in arrears, on the outstanding principal owed, on March 31, June 30, September 30 and December 31 of each year, by direct debit, as specified in the reimbursement plan attached to this Agreement, which forms an integral part hereof.

Interest calculations are made on the basis of actual years composed of three hundred and sixty-five days.

1.06Repayment Terms

Taking into account the 2-year grace period granted, the 1st repayment of principal will take place on 12/31/2019.

The reimbursement plan attached to this Agreement, which constitutes an integral part hereof, contains the dates and amounts of the different maturity dates of the principal.

1.07Domiciliation of Payments

All payments to SOFINEX must be carried out by direct debit.

To this end, the Borrowers agree to sign the Sepa domiciliation mandate that was sent to them and return it to SOFINEX.

Section 2. Purpose of Credit

2.01This credit is intended to partially finance the creation and the development of a subsidiary in the United States which will be owned 100% by BELGIAN VOLITION SPRL.

Section 3. Conditions Precedent

3.01This Agreement is concluded subject to the prior fulfillment of the conditions precedent:

1.Increase in the capital of BELGIAN VOLITION SPRL in the amount of minimum 7 Million euros fully subscribed, and paid. In this regard, a copy of the certificate of capital increase will be transmitted to SOFINEX.

2.A copy of the articles of incorporation of the subsidiary, VOLITION AMERICA Inc. will be provided.

3.02Failure to execute the conditions precedent within a period of 6 months from the signing date of this Agreement, SOFINEX will be discharged from any obligation arising herein and this Agreement will be deemed null and void as a result.

Section 4. Early Repayment

4.01The Borrowers will have the right to voluntarily repay all or part of the principal on an interest payment due date with a minimum of 3 months' notice. Any repayment must be at least 10% (ten percent) of the amount of the balance remaining and a minimum of EUR 10,000 (ten thousand euros).

In the event of non-compliance with the terms and conditions listed above, SOFINEX is entitled to claim an indemnity corresponding to 3 months of interest calculated on the outstanding balance of the credit amount, at the time of the advanced repayment, at the rate in effect on this date.

Section 5. Late Interest

5.01Without prejudice to the application of the immediate repayment clauses, nor SOFINEX's right to proceed with the recovery by any legal means:

a.Any principal amount or incidental charge, unpaid on its contractual due date, automatically and as of right, carries interest at the effective rate of the credit on the date of the missed due date plus 6.00% per annum, from the date of the conventional maturity date until the day of actual payment;

b.Failing payment of interest on the due date, without notice, an interest surcharge of 0.50% (half a percent), calculated on the amount of the principal claim, which served as the basis for calculating those interest, is payable to SOFINEX, upon the due date, automatically and as of right.

Section 6. Allocation of Payments

6.01The order for the allocation of payments made by the Borrowers will be the following:

1°)on the costs;

2°)on the late interest calculated per section 5;

3°)on the conventional interest owed;

4°)on the principal.

Section 7. Joint and Several Nature

7.01The obligations and undertakings in this Agreement are joint and several between the Borrowers, and their eventual beneficiaries, in the case of a modification of the social structure (assignment, splitting-up, transfer, etc.). This joint and several nature is to be interpreted as broadly as possible.

SOFINEX can, specifically, seek the recovery of the total amount payable from the Borrowers' beneficiaries.

CHAPTER II - VARIOUS BORROWER COMMITMENTS

Section 8. Obligation of Information

8.01The Borrowers will provide to SOFINEX, on an annual basis and/or upon the first request of the latter, a detailed summary table of bank lines of credit and/or loans which it has as well as all of the real or personal security interests conferred.

An updated table will thus be attached each year to the annual accounts that it will communicate to SOFINEX.

8.02During the term of this Agreement, the Borrowers undertake to authorize SOFINEX, its auditor or one of its delegates, to proceed at any time with the review and audit of the accounts, company documents and compliance with the present Agreement, by guaranteeing to provide access at an agreed upon date and time to the company and its premises and ensuring any aid and assistance to facilitate their auditing mission by producing all of the company's books and accounting documentation. Costs relating to the intervention of the auditor mandated by SOFINEX will be at the Borrowers’ expense.

Section 9. Accounting and Financial Documents

9.01The Borrowers’ accounts must be maintained in accordance with the relevant legal provisions and must meet the standards set out by the Commission of Accounting Standards.

9.02Throughout the term of this Agreement, the Borrowers agree to:

a.Send on a semi-annual basis within 60 days of end of the six-month period, a detailed accounting statement for the Group.

b.Send annually, within six months of the end of the fiscal year, their annual accounts drawn up according to the accounting standards in force as well as a copy of the management report of the Board of Directors and, where appropriate, the auditor’s report.

c.Send the accounts for the subsidiary VOLITION AMERICA Inc. and a report on the development of the Group annually.

d.Authorize its accountant, chartered accountant, auditor or any other agent to transmit to SOFINEX any information required.

The accounts or other information which SOFINEX would have had knowledge of will be used only to assess the financial situation of the Borrowers and honor their commitments.

Section 10. Other Commitments

10.01The Borrowers agree to:

1.Use this credit for the purposes agreed to in section 2.

2.Maintain the headquarters and a business address for BELGIAN VOLITION SPRL in the Walloon Region for the term of this Agreement.

3.Inform SOFINEX of commitments made or contracts entered into by the companies likely to influence the future and the development of the latter.

4.Subordinate the distribution of dividends, after the grace period, to the total and complete repayment of this credit on the agreed upon due dates.

5.Repay SOFINEX the credit in advance in the event of total or partial resale of the shareholdings in VOLITION AMERICA held by BELGIAN VOLITION SPRL.

6.Not issue dividends during the 2-year grace period.

10.02The Borrowers agree not to grant real or personal security interests, nor to contract joint debt commitments with any other companies or individuals without first informing SOFINEX.

10.03The Borrowers agree upon express request by SOFINEX:

a.To entrust, in the case of a modification regarding its current situation, its accounts to an accountant, chartered accountant or a trustee approved by SOFINEX;

b.To entrust the control of its annual accounts, in the case of a modification regarding its current situation, to an auditor approved by SOFINEX.

CHAPTER III - ACCELERATION CLAUSES

Section 11. Acceleration Clauses

11.01SOFINEX has the right to suspend or revoke, with immediate effect and without formal notice, and to require immediate reimbursement of the credit, in principal and interest, in any of the following cases:

a.In the event of accelerated repayment provided for or to be provided for by law;

b.In the event of insolvency, termination of payment, bankruptcy or liquidation of the Borrowers or any one of them, receivership or seizure of its property, or, in general, in the case of any procedure or regulation by which the assets of the Borrowers or any one of them would be placed under direct or indirect control of its creditors, or of the court or any commission constituted for that purpose, as well as in the case of a stay of payment or settlement with its creditors to which SOFINEX would not participate;

c.If any of the following circumstances occur in the management of the Borrowers or any one of them:

•Total or partial cessation or substantial modification of the activity, including the:

▪dissolution, winding up, change of legal form or of company objective, designation of a provisional administrator;

▪merger, split, contribution or transfer of a universality or branch of activity.

•Death, absence, deed or action that could impair the civil or legal capacity;

•Disagreement between directors, officers, associates or managers or inability to manage the legal person due to the judicial arrest of one of them;

•Substantial modification of the shareholdings without the prior agreement of SOFINEX.

d.In the case of a capital reduction or distribution of all or part of the reserves without prior written agreement of SOFINEX;

e.In the event of a notice of an order to pay or a seizure or non-compliance of commitment of any kind resulting from other funding obtained (credit, borrowing, ….) with an organization other than SOFINEX, resulting in the payment of this debt before its expiry date or in the case of delays with regard to the NSSO, VAT or the professional withholding tax;

f.In the case of immediate payment of another credit from SOFINEX or from another financial organization;

g.If it results from accounts, whether published or not, of an interim accounting situation approved by the Board of Directors or an expert, where, after prior application of the necessary depreciation and provisions, the cumulative losses of the Borrowers or any one of them reach half of its own funds (capital, reserves and carry-over).

11.02SOFINEX reserves the right to terminate the credit before its term, by notice of 15 days by registered letter, in all other cases where the Borrowers or one of them is in default of fulfilling any condition or obligation of any kind arising out of this Agreement or of any other obligation owed to SOFINEX, including:

a.In the case of non-compliance with the provisions of sections 8 to 10 of Chapter II "Various Borrower Commitments";

b.In the event of non-payment on the scheduled dates of all sums owing to SOFINEX, without prejudice to what is provided for in section 5 "Late interest";

c.In the event where the Borrowers or one of them does not fulfill the obligations imposed on it by the law, in particular by companies law, accounting law, regulations in the field of urban planning or the law governing the exercise of its business activities;

d.In the event that the Borrowers award any advance whatsoever to their shareholders, directors or related company(s) without the prior written approval of SOFINEX.

CHAPTER IV - MISCELLANEOUS

Section 12. Applicable Law - Disputes

12.01This contract is governed exclusively by Belgian law.

12.02The nullity or irregularity affecting any of the clauses of this Agreement shall not entail the nullity of the entire contract.

12.03All disputes in respect of this Agreement are within the exclusive jurisdiction of the Courts and Tribunals within the jurisdiction of the headquarters of SOFINEX.

Section 13. Election of Domicile and Correspondence

13.01The Borrowers elect the common domicile of the corporate headquarters of BELGIAN VOLITION SPRL;

13.02All correspondence is considered to be validly addressed, unless otherwise indicated, when sent to 5032 ISNES, RUE PHOCAS LEJEUNE, 22.

Executed in Liege, September 20, 2017, in three original copies, with each party acknowledging having received an original copy.

S.A. SOFINEX

/s/ Anne Vereecke/s/ Bernard Liebin

Anne VereeckeBernard Liebin

AdministratorManaging Director

BELGIAN VOLITION SPRL (*)

/s/ Gaëtan Michel /s/ Rodney Rootsaert

Gaëtan MICHELRodney ROOTSAERT

ManagerManager

VOLITIONRX LIMITED (*)

/s/ Cameron Reynolds/s/ Dr. Martin Faulkes

Cameron REYNOLDSDr. Martin FAULKES

Chief Executive Officer & PresidentDirector

(*) Each signature must be preceded by the notice: "Read and Approved."

REPAYMENT TABLE

Subsidiary:SOFINEX

Amount of the Agreement€ 1,000,000.00

CustomerBELGIAN VOLITION SPRL – VOLITIONRX LIMITED

Jointly

RUE PHOCAS LEJEUNE, 22

5032 ISNES

Third party client n°:020903

Type of loan:Unsecured Loan

Loan n°:20903

Purpose of the loan:Creation of subsidiary

Rate of the Agreement:4.50%

Total term of the loan:7 years

Term of the grace period:2 years

		Amount	Principal	Interest	Remaining Balance Due
9/30/2017	Due date	*	€ 0.00	*	€ 1,000,000.00
12/31/2017	Due date	*	€ 0.00	*	€ 1,000,000.00
3/31/2018	Due date	*	€ 0.00	*	€ 1,000,000.00
6/30/2018	Due date	*	€ 0.00	*	€ 1,000,000.00
9/30/2018	Due date	*	€ 0.00	*	€ 1,000,000.00
12/31/2018	Due date	*	€ 0.00	*	€ 1,000,000.00
3/31/2019	Due date	*	€ 0.00	*	€ 1,000,000.00
6/30/2019	Due date	*	€ 0.00	*	€ 1,000,000.00
9/30/2019	Due date	*	€ 0.00	*	€ 1,000,000.00
12/31/2019	Due date	€ 61,342.47	€ 50,000.00	€ 11,342.47	€ 950,000.00
3/31/2020	Due date	€ 60,658.22	€ 50,000.00	€ 10,658.22	€ 900,000.00
6/30/2020	Due date	€ 60,097.26	€ 50,000.00	€ 10,097.26	€ 850,000.00
9/30/2020	Due date	€ 59,641.10	€ 50,000.00	€ 9,641.10	€ 800,000.00
12/31/2020	Due date	€ 59,073.97	€ 50,000.00	€ 9,073.97	€ 750,000.00
3/31/2021	Due date	€ 58,321.92	€ 50,000.00	€ 8,321.92	€ 700,000.00
6/30/2021	Due date	€ 57,853.43	€ 50,000.00	€ 7,853.43	€ 650,000.00
9/30/2021	Due date	€ 57,372.60	€ 50,000.00	€ 7,372.60	€ 600,000.00
12/31/2021	Due date	€ 56.805,48	€ 50,000.00	€ 6,805.48	€ 550,000.00
3/31/2022	Due date	€ 56,102.74	€ 50,000.00	€ 6,102.74	€ 500,000.00
6/30/2022	Due date	€ 55,609.59	€ 50,000.00	€ 5,609.59	€ 450,000.00
9/30/2022	Due date	€ 55,104.11	€ 50,000.00	€ 5,104.11	€ 400,000.00
12/31/2022	Due date	€ 54,536.99	€ 50,000.00	€ 4,536.99	€ 350,000.00
3/31/2023	Due date	€ 53,883.56	€ 50,000.00	€ 3,883.56	€ 300,000.00
6/30/2023	Due date	€ 53,365.75	€ 50,000.00	€ 3,365.75	€ 250,000.00
9/30/2023	Due date	€ 52,835.62	€ 50,000.00	€ 2,835.62	€ 200,000.00
12/31/2023	Due date	€ 52,268.49	€ 50,000.00	€ 2,268.49	€ 150,000.00
03/31/2024	Due date	€ 51,682.88	€ 50,000.00	€ 1,682.88	€ 100,000.00
06/30/2024	Due date	€ 51,121.92	€ 50,000.00	€ 1,121.92	€ 50,000.00
09/30/2024	Due date	€ 50,567.12	€ 50,000.00	€ 567.12	€ 0.00

€ 1,000,000.00